[Letterhead of Öhrlings PricewaterhouseCoopers AB]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Novavax, Inc. on Form S-3 (No. 333-187267 effective May 2, 2013) and on Forms S-8 (No. 333-183113 effective August 7, 2012; No. 333-145298 effective August 9, 2007; No. 333-130990 effective January 12, 2006; No. 333-110401 effective November 12, 2003; No. 333-97931 effective August 9, 2002; No. 333-46000 effective September 18, 2000 and No. 333-77611, effective May 3, 1999; No. 33-80279 effective December 11, 1995; and No. 33-80277 effective December 11, 1995) of our report dated June 4, 2013 related to the financial statements of Isconova AB, which is incorporated by reference in this Current Report on Form 8-K of Novavax, Inc.

Uppsala, July 31, 2013

/s/ Öhrlings PricewaterhouseCoopers AB,